UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

FRANKLIN COVEY CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
January 19, 2007
FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the “Company”), which will be held on Friday, January 19, 2007 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the “Annual Meeting”), for the following purposes:

(i)
To elect three directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2009 and until their respective successors shall be duly elected and shall qualify;

(ii)	To consider and vote on a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2007;

(iii)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on November 24, 2006, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All shareholders are urged to attend the meeting.

By Order of the Board of Directors

Robert A. Whitman
Chairman of the Board of Directors
December 15, 2006

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete, date, sign and return the enclosed proxy card without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 19, 2007

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Franklin Covey Co., a Utah corporation (“FranklinCovey” or the “Company”), in connection with the solicitation by the board of directors (the “Board” or “Board of Directors”) of the Company of proxies from holders of outstanding shares of the Company’s Common Stock, $0.05 par value per share (the “Common Stock”) and outstanding shares of the Company’s Series A Preferred Stock, no par value (the “Series A Preferred Stock”) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 19, 2007, at 8:30 a.m., at the Hyum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 15, 2006.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect three directors to serve for a term of three years; (ii) to consider and vote on a proposal to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accountants for the fiscal year ending August 31, 2007; and (iii) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone, facsimile or electronic mail. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

The Board of Directors has fixed the close of business on November 24, 2006 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). As of the Record Date, there were issued and outstanding 20,109,886 shares of Common Stock and 1,493,776 shares of Series A Preferred Stock. The holders of record of the shares of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. The holders of record of Series A Preferred Stock on the Record Date are entitled to cast two votes for each share of Series A Preferred Stock they hold. In the aggregate, the holders of outstanding shares of Series A Preferred Stock are entitled to 2,987,552 votes for all of the outstanding Series A Preferred Stock. The shares of Common Stock and Series A Preferred Stock vote together as a single class on all matters to be presented at the Annual Meeting. There are no shares of Series B Preferred Stock outstanding.

Proxies

Shares of Common Stock and Series A Preferred Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the three director nominees, and (ii) FOR the ratification of the appointment of KPMG as the Company’s independent registered public accountants for the fiscal year ending August 31, 2007. It is not anticipated that any other matters will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock or Series A Preferred Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Holders of Common Stock and Series A Preferred Stock will vote together as a single class.

In the election of the directors, the three nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election for directors.

The ratification of the appointment of KPMG as the Company’s independent registered public accountants requires that the number of votes cast in favor of the proposals exceed the number of votes cast in opposition. Abstentions and broker non-votes will not affect the outcome of this proposal.

PROPOSAL I

TO APPROVE THE ELECTION OF THE THREE NOMINEES AS DIRECTORS

At the Annual Meeting, three directors are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held following the end of fiscal year 2009 and until their successors shall be duly elected and qualified. Unless the shareholder indicates otherwise, the accompanying proxy will be voted in favor of the following persons: Joel C. Peterson, E. Kay Stepp and Robert A. Whitman. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Nominees for Election to the Board of Directors

Certain information with respect to the nominees is set forth below.

Joel C. Peterson, 59, has been a director of the Company since May 1997. Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997 and as Vice Chairman of Covey Leadership Center from 1994 to 1997. Mr. Peterson founded Peterson Partners LP, and its predecessor Private Equity Investment Enterprises, a privately-held equity investment firm in 1996 and has served as its Founding Partner from its inception. Mr. Peterson also has taught MBA courses at Stanford Business School since 1992. Mr. Peterson also serves on the boards of directors of Asurion and JetBlue Airways Corporation (NASDAQ). Mr. Peterson earned his MBA from Harvard Business School.

E. Kay Stepp, 61, has been a director of the Company since May 1997. Ms. Stepp served as a director of Covey Leadership Center from 1992 to 1997. Ms. Stepp is the chairperson of the board of Providence Health and Services, and is the former President and Chief Operating Officer of Portland General Electric, an electric utility. Ms. Stepp is also currently a director of StanCorp Financial Group (NYSE) and Planar Systems, Inc. (NASDAQ). She formerly was principal of Executive Solutions, an executive coaching firm, and was a director of the Federal Reserve Bank of San Francisco. She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland and attended the Stanford Executive Program and the University of Michigan Executive Program.

Robert A. Whitman, 53, has been a director of the Company since May 1997 and has served as Chairman of the Board of Directors since June 1999 and President and Chief Executive Officer of the Company since January 2000. Mr. Whitman served as a director of Covey Leadership Center from 1994 to 1997. Prior to joining the Company, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000. Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School.

Directors Whose Terms of Office Continue

In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Stephen R. Covey, Robert H. Daines and Dennis G. Heiner are currently serving terms which expire at the annual meeting of the Company’s shareholders to be held following the end of fiscal year 2008. Clayton M. Christensen, E. J. “Jake” Garn and Donald J. McNamara are currently serving terms which expire at the annual meeting of the Company’s shareholders to be held following the end of fiscal year 2007.

Stephen R. Covey, 74, has been Vice Chairman of the Board of Directors since June 1999. He served as Co-Chairman of the Board of Directors from May 1997 to June 1999. Dr. Covey founded Covey Leadership Center and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997. Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations. Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People, Principle-Centered Leadership, The 7 Habits of Highly Effective Families, and Living the 7 Habits: Stories of Courage and Inspiration, and is the co-author of First Things First. His latest book, The 8th Habit: From Effectiveness to Greatness, was released in November 2004. He is also a director of the Points of Light foundation and a fellow of the Center for Organizational and Technological Advancement at Virginia Tech.

Robert H. Daines, 72, has been a director of the Company since April 1990. Dr. Daines is an Emeritus Driggs Professor of Strategic Management at Brigham Young University, where he was employed for 44 years. While employed by Brigham Young University, Dr. Daines taught courses in finance, strategic financial management and advanced financial management. During that time, Dr. Daines also taught financial strategy and management controls courses for corporations such as Chase Manhattan Bank, Bank of America and British Petroleum. He also co-authored the finance textbook Strategic Financial Management, published by Irwin as well as several articles and cases. Additionally, Dr. Daines served as a consultant to Aetna Life and Casualty where he managed their treasury services including cash management, accounting controls and financial policies and procedures. Dr. Daines also currently serves on the board of directors for Volvo Commercial Credit Corporation. Dr. Daines received his MBA from Stanford and his DBA from Indiana University.

Dennis G. Heiner, 63, was appointed as a director of the Company in January 1997.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions. Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures. From 1979 to 1985 Mr. Heiner was employed by Beatrice Foods where he served as a Division President. From 1972 to 1999 Mr. Heiner was employed by Conroy Inc, a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing. Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University. He also completed Executive programs at Northwestern's Kellogg School of Management and Harvard Business School.

Clayton M. Christensen, 54, was appointed as a director of the Company in March 2004 and began his service in July 2004. Dr. Christensen is the Robert and Jane Cizik Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992. His research and teaching interests center on the management issues related to the development and commercialization of business model innovation and technology. His specific area of focus is in developing organizational capabilities. Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School. He also served as President and Chairman of Ceramics Process Systems from 1984 to 1989. From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.

E. J. “Jake” Garn, 74, was elected to serve as a director of the Company in January 1993. Mr. Garn is a self-employed consultant. From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah. During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees. Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974. Mr. Garn also currently serves as a director for Headwaters, Inc. (NYSE), and Nu Skin Enterprises, Inc. (NYSE).

Donald J. McNamara, 53, was appointed to serve as a director of the Company in June 1999. Mr. McNamara is the founder of The Hampstead Group, LLC (“The Hampstead Group”), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989. He currently serves as a Director of FelCor Lodging Trust, a NYSE listed hotel REIT, as well as Kimpton Hotel Company. He received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978. The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves as a designee of Knowledge Capital.

CORPORATE GOVERNANCE

FranklinCovey upholds a set of basic values and principles to guide its actions and is committed to maintaining the highest standards of business conduct and corporate governance. We have adopted a code of business conduct and ethics for our directors, officers, senior financial officers that include the Chief Executive Officer and Chief Financial Officer and other members of the Company’s financial leadership team and other employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.franklincovey.com. In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any shareholder who requests it by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331. The Code of Business Conduct and Ethics applies to all directors, officers and employees of FranklinCovey.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (the “NYSE”): Clayton M. Christensen, Robert H. Daines, Jake Garn, Dennis G. Heiner, Joel C. Peterson and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

During the 2006 fiscal year, there were five meetings held by the Board of Directors of the Company. All directors attended more than 75 percent of the Board meetings. No director attended fewer than 75 percent of the total number of meetings of the committees on which he or she served. Although the Company encourages Board members to attend the Annual Meetings, it does not have a formal policy regarding director attendance at annual shareholder meetings. There were eight members of the Board of Directors in attendance at the Annual Meeting held in January 2006.

The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management. Joel C. Peterson, chairperson of the Nominating and Corporate Governance Committee and the Lead Independent Director, generally presides over these meetings.

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee (the “Nominating Committee”), and an Organization and Compensation Committee (the “Compensation Committee”). The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert H. Daines and Joel C. Peterson. The Nominating Committee consists of Messrs. Joel C. Peterson, Chairperson, Robert H. Daines, Dennis G. Heiner and Ms. E. Kay Stepp. The Compensation Committee consists of Ms. E. Kay Stepp, Chairperson, and Messrs. Dennis G. Heiner and Robert H. Daines.

The Board of Directors has adopted a written charter for each of the committees. These charters are available at the Company’s website at www.franklincovey.com. In addition, shareholders may obtain a printed copy of any of these charters by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement.

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and met six times during the 2006 fiscal year. Its functions are: (i) to review and approve the selection of, and all services performed by, the Company’s independent registered public accountants; (ii) to review the Company’s internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls of the Company. Each of the members of the Audit Committee is independent as described under NYSE rules. The Board of Directors has determined that one of the Audit Committee members, Robert Daines, is a “financial expert” as defined in Item 401(h) of Regulation S-K.

The Nominating Committee met three times during the 2006 fiscal year. The Nominating Committee assists the Board of Directors by: (i) identifying individuals who are qualified and willing to become Board members; (ii) recommending that the Board nominate as many identified individuals as needed for appointment as a director for each annual Company shareholder meeting; (iii) ensuring that the Audit Committee, the Compensation Committee, and the Nominating Committees of the Board are comprised of qualified and experienced “independent” directors; (iv) developing and recommending succession plans for the Chief Executive Officer; and (v) developing corporate governance policies and procedures applicable to the Company and recommending that the Board adopt said policies and procedures. All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Compensation Committee met five times during the 2006 fiscal year. Its functions are: (i) to review, and make recommendations to the Board of Directors regarding the salaries, bonuses and other compensation of the Company’s Chairman of the Board and executive officers; and (ii) to review and administer any stock option plan, stock purchase plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers, employees and the independent directors of the Company. All of the Compensation Committee members are “independent” as defined under NYSE rules.

OUR DIRECTOR NOMINATION PROCESS

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election. Each candidate to serve on the Board of Directors must meet the expectations for directors set out in the Corporate Governance Guidelines approved by the Board of Directors. In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for Director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences. Accordingly, the Board will consider factors such as global experience, experience as a director of a large public company and knowledge of particular industries.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability, as will a candidate’s service on a number of boards exceeding the standards contained in the Company’s Corporate Governance Guidelines.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders. In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by the Company’s shareholders who beneficially own at the time of the recommendation not less than one percent of the Company’s outstanding stock (“Qualifying Shareholders”).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as that for nominees from other sources. However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

Contractual Rights of Knowledge Capital to Designate Nominees

Currently, under the Amended and Restated Shareholders Agreement dated March 8, 2005 between the Company and Knowledge Capital, the Company is obligated to nominate two designees of Knowledge Capital for election to the Board of Directors and all such designees must be nominated to be elected in different classes. Currently, only one designee of Knowledge Capital is a member of the Board of Directors, Donald J. McNamara. Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital. To the extent requested by Knowledge Capital, the Company is obligated at each meeting of the shareholders of the Company at which directors are elected to cause the Knowledge Capital designees to be nominated for election and will solicit proxies in favor of such nominees and vote all management proxies in favor of such nominees except for proxies that specifically indicate to the contrary.

The Amended and Restated Shareholders Agreement also provides that the Company is obligated, to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital. No designee of Knowledge Capital currently serves on any committee of the Board. Knowledge Capital is not currently exercising their rights of additional designees, other than Mr. McNamara, and committee membership under the Stockholders Agreement and we do not anticipate that they will do so in the foreseeable future.

COMMUNICATIONS WITH DIRECTORS

Shareholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 or by using the Company’s website at www.franklincovey.com. All such communications will initially be received and processed by the office of the Corporate Secretary. The Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review for before or after the next regular meeting of the Board of Directors.

DIRECTOR COMPENSATION

Messrs. Robert A. Whitman and Donald J. McNamara do not currently receive compensation for Board or committee meetings. The remaining directors are paid as follows:

•	Each Board member is paid an annual retainer of $30,000 paid quarterly for service on the Board and attending Board meetings;
•	Each Board member is paid an additional annual retainer of $7,000 for service on each committee that they serve in lieu of committee meeting fees;
•	Committee chairpersons are paid an additional annual retainer of $5,000 for the Audit and Compensation committees and $3,000 for all other committees;
•	Each non-employee Board member receives an annual grant of a restricted stock award of 4,500 shares which vests over a 3-year term;
•	Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, certain information is furnished with respect to the following executive officers of the Company:

Robert W. Bennett, Jr., 50, has been President of the Organizational Solutions Business Unit of the Company since July 2002. Mr. Bennett joined the Company in February 2000 as Vice President of Sales and later served as Senior Vice President of Global Sales and Delivery. Prior to joining the Company, Mr. Bennett served as President of PowerQuest from 1998 to 2000 and as General Manager and President of Folio from 1993 to 1998. Mr. Bennett has 24 years of sales and sales management experience with Fortune 500 companies including IBM. Mr. Bennett earned his Bachelor of Arts in Government and Law from Lafayette College in Pennsylvania.

Sarah Merz, 42, has been President and General Manager of the Consumer Solutions Business Unit since October 2003. Ms. Merz joined the Company in May 2000 as Vice President of Marketing. Prior to joining the Company, Ms. Merz was a Partner and co-owner of Kannon Consulting, Inc. and an associate for Booz, Allen & Hamilton, where she created marketing strategies for Fortune 100 businesses throughout the U.S. as well as major corporations overseas. Ms. Merz also served as Vice President of International Sales and Business Development for Revell-Monogram, Inc. Ms. Merz received an MBA with honors from Northwestern’s Kellogg Graduate School of Management and earned her Bachelor of Arts with honors in Economics from the University of Chicago.

Stephen D. Young, 53, joined the Company as Executive Vice President of Finance, was appointed Chief Accounting Officer and Controller in January 2001, Chief Financial Officer in November 2002 and Corporate Secretary in March 2005. Prior to joining the Company he served as Senior Vice-President of Finance, Chief Financial Officer and director of international operations for Weider Nutrition for seven years. Mr. Young has 25 years of accounting and management experience. Mr. Young is a CPA and holds a Bachelor of Science in Accounting degree from Brigham Young University.

EXECUTIVE COMPENSATION

The compensation of Robert A. Whitman, the Company’s Chairman, President and Chief Executive Officer, and the other named executive officers listed below (collectively, the “Named Executive Officers”) at August 31, 2006, the most recent fiscal year end, is shown below.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Unvested Stock Awards ($)(2)	Fully Vested Stock Award ($)(3)	Securities Underlying Options/SARs (#)(4)	All Other Compensation ($)(5)

Robert A. Whitman	2006	500,000	415,500	43,601	-	-	-	5,769
Chairman, President and	2005	500,000	728,000	194,400	486,000	403,920	-	-
Chief Executive Officer	2004	500,004	281,250	5,041	-		-	-

Robert William Bennett, Jr.	2006	250,000	105,149	4,333	-		-	6,467
President, Organizational	2005	250,000	232,896	30,442	-		-	9,419
Solutions Business Unit	2004	250,000	126,875	1,957	143,325		-	7,987

Sarah Merz	2006	250,000	262,500	1,951	-		-	8,531
President, Consumer	2005	250,000	262,500	1,005	-		-	7,791
Solutions Business Unit	2004	226,154	98,438	58,691	143,325		50,000	8,569

Stephen D. Young	2006	249,038	104,875	2,270	-		-	8,015
Executive Vice President	2005	222,115	146,667	19,090	-		-	6,342
and Chief Financial Officer	2004	221,154	86,875	53,280	128,993		-	8,352

(1)
Other amounts relate to miscellaneous benefits paid during the year, reimbursement of taxes that were paid during the year and insurance premiums. Fiscal year 2006 amounts included for each Named Executive Officer the following insurance premiums: Robert A. Whitman, $36,180 for disability insurance and $7,310 for life insurance; Robert William Bennett, Jr., $2,196 for life insurance; Sarah Merz, $644 for life insurance; and Stephen D. Young, $2,270 for life insurance.

(2)
Restricted stock awards vest in full five years from the date of grant. Vesting may occur earlier, either partially or in full, if certain financial targets are met. Holders of restricted shares are entitled to vote the shares. Value was determined by the market price on the grant date. At August 31, 2006, the total number of shares (and value as of that date) of restricted stock (excluding performance-based restricted stock) by each Named Executive Officer was: Robert A. Whitman, 112,500 shares ($646,875); Robert William Bennett, Jr., 26,250 shares ($150,938); Sarah Merz, 26,250 shares ($150,938); and Stephen D. Young, 23,625 ($135,844). The excluded performance-based restricted stock for each Named Executive Officer is listed in the table below.

(3)	Mr. Whitman was granted 187,000 shares of fully vested common stock. Value was determined by the market price on the grant date.
(4)
Amounts shown reflect options granted to the Named Executive Officers pursuant to the Franklin Covey 1992 Stock Incentive Plan (the “Incentive Plan”). As of August 31, 2006, the Company had not granted any stock appreciation rights.

(5)	Amounts shown reflect contributions made by the Company for the benefit of the Named Executive Officers under the Franklin Covey 401(k) Profit Sharing Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table sets forth number of shares of Common Stock acquired during the fiscal year ended August 31, 2006 upon exercise of stock options, the values realized upon such exercise, the number of unexercised stock options held on August 31, 2006, and the aggregate value of such options held by the Named Executive Officers. This table reflects options to acquire shares of Common Stock granted to the Named Executive Officers by the Company and by certain affiliates of the Company. As of August 31, 2006, the Company had not granted any stock appreciation rights to any of the Named Executive Officers.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Unexercised Options at August 31, 2006		Value of Unexercised In-the-Money Options at August 31, 2006 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. Whitman	-	-	1,602,000	-	-	-
Robert W. Bennett, Jr.	-	-	50,000	-	-	-
Sarah Merz	-	-	37,500	12,500	$151,875	$50,625
Stephen D. Young	-	-	35,000	-	-	-

(1)	Value of unexercised options was determined by the fair market value of the Common Stock at fiscal year end.

Long-Term Incentive Plans - Awards in Last Fiscal Year

The table below sets forth information concerning long-term incentive compensation awarded to the Named Executive Officers during fiscal year 2006.

			Estimated Future Payouts Under Non-Stock Priced-Based Plans(1)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
Robert A. Whitman	84,151	August 31, 2008	0	84,151	168,302
Robert William Bennett, Jr.	21,038	August 31, 2008	0	21,038	42,076
Sarah Merz	21,038	August 31, 2008	0	21,038	42,076
Stephen D. Young	21,038	August 31, 2008	0	21,038	42,076

(1)	Performance shares were awarded in January 2006, following shareholder approval of the Long-Term Incentive Plan (LTIP). Shares awarded under the plan do not have voting rights and do not receive dividends. The number of shares actually awarded is based upon the performance of the Company during the three following fiscal years. The Board has established a matrix of business performance and financial objectives, including a combination of revenue growth and operating margin, which will determine the number of shares that will be awarded at the end of the three-year term.

Equity Compensation Plan Information

The Company has not issued options with an exercise price less than the market price since 1992. The following table sets forth equity compensation plan information as of August 31, 2006.

	[a]	[b]	[c]
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) (in thousands)

Equity compensation plans approved by security holders (1)(2)	2,585	$11.28	1,869

(1)	Includes 431,295 unvested restricted stock awards which were valued at the August 31, 2006 closing Common Stock price of $5.75 per share.
(2)
Excludes performance awards issued under a shareholder approved long-term incentive plan. At August 31, 2006, the Company expected to award 337,588 shares of Common Stock to participants in the long-term incentive plan. The ultimate number of shares awarded is variable and may change between August 31, 2006 and the vesting date of the performance awards. For further information on our stock-based compensation plans, please refer to Note 11 to our consolidated financial statements presented in Item 8 of the Company’s report on Form 10K for fiscal year 2006.

Employment Agreements

The Company does not have an employment agreement with any of its Named Executive Officers, including Robert A. Whitman, the President, Chief Executive Officer and Chairman of the Board. The Company does have Change in Control and Severance agreements with each of the Named Executive Officers and is described in further detail in the Compensation Committee Report below.

COMPENSATION COMMITTEE REPORT

The following report was prepared by the Compensation Committee, which administers all elements of the Company’s executive compensation program, including the Incentive Plan. The Compensation Committee has responsibility for all compensation-related matters, including equity awards, for Robert A. Whitman, the Company’s Chairman, President and Chief Executive Officer. It also determines any equity awards under the Incentive Plan for all other executive officers. In consultation with the Committee, Mr. Whitman annually reviews and establishes the amount of cash compensation for the other executive officers. The Compensation Committee reports at least annually to the full Board on the Company’s executive compensation program. The Committee recognizes the importance of developing and administering executive compensation and benefit programs that link executive pay to individual and organizational performance. The Compensation Committee and the Board periodically review and revise the Committee’s Charter to ensure it accurately reflects these responsibilities. A copy of the Charter is available at www.franklincovey.com.

Compensation Committee Membership and Process. Members of the Compensation Committee are composed of independent directors who are not employees of the Company or its subsidiaries. For fiscal year 2006 the members of the Compensation Committee were E. Kay Stepp, who serves as Chairperson, Robert H. Daines and Dennis G. Heiner. None of the Compensation Committee members has any material business relationships with the Company.

The Compensation Committee held five meetings during fiscal year 2006. The Compensation Committee regularly meets without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package.

Within its charter, the Committee has the authority to engage the services of outside advisors, experts, and others to assist the Committee. Accordingly, the Compensation Committee has retained the services of an independent compensation consulting firm to advise the Committee on matters related to CEO, executive, and Board compensation. The Compensation Committee has the authority to determine the scope of the consulting firm’s services and retains the right to terminate the consultant’s contract at any time. Currently, the consulting firm’s services include:

•	Executive compensation program design
•	Total rewards benchmarking
•	Long-term incentive plan design
•	Executive severance policy design
•	Change-in-control policy design
Additionally, the consulting firm calibrates the executive compensation program to Company performance and the competitive market and monitors overall program effectiveness.

The Compensation Committee’s report on executive compensation matters includes a general overview of executive compensation at FranklinCovey and describes the compensation philosophy and objectives that drive compensation-related decisions. The report describes the compensation elements utilized and the purpose for each of the elements. Further, the report identifies the performance-based compensation awarded to the Named Executive Officers during fiscal year 2006, and reports on material actions taken by the Committee in fiscal 2006 and early fiscal 2007.

General Overview of Executive Compensation. Executive compensation at FranklinCovey is designed to reward achievement of our strategic plan and reward the annual milestones that drive the strategic plan. To this end, the Company annually establishes Wildly Important Goals or WIGs - the most powerful and highly leveraged goals that we believe will have the most positive impact on the organization achieving the strategic plan. As the WIGS are defined, performance measures are established for each Named Executive Officer.

The Executive Compensation program is designed to reward performance - the successful short-term and long-term execution of each executive’s responsibilities and the achievement of the company’s WIGs. Under the direction and oversight of the Compensation Committee of the Board of Directors, executive compensation has five main components: base salary, annual incentives, long-term incentives (stock awards and option awards), benefits, and severance and change-in-control benefits. Each of these areas will be discussed in greater detail in the following sections of this report.

Consistent with FranklinCovey’s pay for performance philosophy, the CEO’s compensation package is approximately 67% at risk. For the other Named Executive Officers, about 50% of target compensation is at risk.

Executive Compensation Philosophy. The Compensation Committee established an executive compensation strategy and structure based on the following principles:

•
FranklinCovey pays for performance. Executives - who have the greatest direct influence on organizational performance - should have the greatest portion of their compensation at risk. Therefore, executives are held accountable through the compensation program for organizational performance;

•
Compensation should reward successful execution of the business strategy. Therefore, the executive compensation program should be both aligned with achieving the Company’s strategic business plan and directly related to Company performance;

•
Company success depends on teamwork from the executive level down through the organization. Therefore, the compensation program should be designed to promote shared destiny and reward entity/team success, not just individual effort;

•
A critical objective must be to attract and retain qualified executive talent. Successful execution of the business strategy necessitates keeping the Company’s management team in place and focused on business goals. Therefore, the Company’s program must be competitive and equity awards granted with vesting schedules designed to promote retention;

•	Executive pay should be aligned with the interests of shareholders. Equity is used to reward executives for creating shareholder value over a several year horizon.
The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based compensation. To that end, the Committee reviews quarterly and annual performance targets and achievements for the executive team and approves variable compensation targets tied to the achievement of annual goals and quarterly milestones.

Philosophically, we believe that Company stock ownership is important for executives and outside directors. Through the Long-Term Incentive Plan (“LTIP”) and Restricted Share Awards (“RSA”), executives and outside directors have the opportunity to increase stock ownership as the Company achieves specific sales and operating income targets. As a general guideline and consistent with industry best practices, we believe executives should be encouraged to maintain stock ownership where the market value of shares held is equivalent to 2-3 times their base salary; outside directors are encouraged to maintain stock ownership equal to 2-3 times their annual retainer. Based on the current share price multiplied by the number of shares (common shares, vested and unvested RSAs, and LTIP awards) held by each executive and director, all executives and directors meet the recommended guideline.

Objectives of the Executive Compensation Program. The executive compensation program is designed to achieve four primary objectives:

1.	Ensure base pay is competitive for the role or job to be done.

2.	Reward performance of annual objectives and milestones achieved toward the 5-year strategy through annual incentives.

3.	Maintain focus on the 5-year strategy, reward achievement of long-term objectives, and build wealth through the long-term incentive program.

4.	Provide a competitive benefits package as part of a great work environment.

Discussion of Compensation Elements. FranklinCovey’s Executive Compensation Plan incorporates five main elements:

1.	Base Salary

2.	Annual Incentive

3.	Long-term Incentive Compensation

4.	Certain Other Benefits

5.	Severance and Change in Control Benefits

Each element of the company’s executive compensation program serves a somewhat different purpose, as described below:

Base Salary. Base salary payments compensate ongoing performance throughout the year.

Annual Incentive. Annual incentives reward the achievement of specific business and financial goals achieved during the fiscal year. Because of the way goals are cascaded throughout the organization, if a business unit fails to achieve one or more of its goals, the executive’s annual incentive will be adjusted accordingly. If the business unit exceeds its goals, incentive payouts may be increased by up to 50 percent.

For executives (excluding the CEO):

•	Thirty percent of total target annual incentive is based on completing objectives established quarterly between the executive and the CEO.
●	Seventy percent of total target annual incentive is based on meeting financial targets.

The Chief Executive Officer’s goals and target payouts are established annually between the CEO and the Board of Directors.

Long-Term Incentive Compensation. FranklinCovey’s long-term incentive compensation strategy has evolved over the last several years. The current plan includes restricted share awards and the long-term incentive plan approved by shareholders in January 2006.

Restricted Share Awards. Restricted shares were awarded to key employees, including the named executive officers, on December 8, 2004. The restricted shares vest at the end of a five-year period and if the executive’s employment terminates prior to vesting, the officer generally forfeits all restricted shares that have not yet vested. Vesting was accelerated 50 percent during fiscal 2005 due to the Company achieving specific financial performance objectives. The Company did not meet the performance objectives required to accelerate additional vesting in fiscal 2006. If specific financial goals are met prior to the five-year vest date, all remaining unvested shares shall vest. If the specific financial goals are not met, shares will remain unvested until the end of the five-year period.

Long-Term Incentive Plan. In fiscal 2005, the Compensation Committee worked with its independent consultant and outside legal counsel to further align the compensation program with the business strategy, executive compensation philosophy and the changing competitive marketplace. Taking into account emerging financial accounting changes, the evolving expectations of shareholders, market trends, and improved Company performance, the Organization and Compensation Committee adopted in fiscal 2005 a new long-term incentive strategy using performance shares. Shares are awarded only after specific goals are attained.

The FranklinCovey Long-Term Incentive Program (LTIP) is designed to reward specific improvements in revenue growth and Operating Income over a three-year period. The Committee believes the LTIP will:

•	Reward those who have the greatest impact on the financial results of the company.
•	Retain senior leaders and other key leaders identified by the CEO.
•	Align senior leaders with creating shareholder value.
The LTIP is a 3-year rolling plan with new stretch goals established each year. The number of shares is determined based upon the performance of the Company during the three following fiscal years. The Board has established a matrix of business performance and financial objectives, including a combination of revenue growth and operating margin, which will determine the number of shares that will be awarded at the end of the three-year term.

These awards are granted in accordance with the terms of the Company’s Amended and Restated 1992 Stock Incentive Plan which was last approved by the shareholders in January 2006.

Other Benefits. The Company maintains a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. Benefits include:

•
The Company’s cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (“the Code”). The cafeteria plan includes FranklinCovey’s medical and dental insurance, medical reimbursement, and dependent care reimbursement plans.

•
The Company’s 401(k) plan, pursuant to which the Company matches 100 percent of the first 1% contributed and 50 percent of the next 4% contributed for a net 3% match on a 5% contribution. 401(k) contributions from highly compensated employees are currently limited to a maximum of 5% of compensation, subject to statutory limits.

•	The Company’s Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.
In addition to the benefits available to all full-time associates, FranklinCovey provides the following benefits to the Named Executive Officers:

•
Term Life Insurance. FranklinCovey provides a portable 20-year term life policy for each named executive officer. The coverage amount is 2.5 times each executive’s target annual cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance. Executives and other highly compensated associates may purchase voluntary supplemental disability insurance. The Company provides Mr. Whitman with sufficient funds to enable him to procure long-term disability insurance which, combined with the Company’s current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2006 target cash compensation.

Severance and Change in Control Benefits. During fiscal 2005, the Compensation Committee established a new executive severance compensation policy as well as a new change in control severance compensation policy for all executive officers, including Mr. Whitman. The Board, acting on the Committee's recommendation, adopted the FranklinCovey Co. Severance Compensation Policy and the FranklinCovey Co. Change in Control Severance Compensation Policy. The Severance Compensation Policy entitles an executive officer to receive, in the event of involuntary employment termination without just cause, an amount equal to his or her current base salary and target annual incentive. Additionally, FranklinCovey pays COBRA medical and dental insurance premiums for the term of the severance. Consistent with FranklinCovey’s severance policy, all severance payments are made as a lump sum. FranklinCovey does not gross-up severance payments to compensate for taxes withheld.

A written change-in-control agreement exists for each executive officer. The change-in-control policy is designed to encourage senior executives of the Company to remain employees of the Company in the event a change-in-control transaction is proposed or threatened. In such situations, the change-in-control benefit may alleviate some of the financial and career concerns normally associated with a change in control and assure executives of fair treatment.

Pursuant to the Change in Control Severance Policy, in the event an executive officer’s or key employee’s employment were terminated, without good reason, and as the result of a change in control of the Company, as defined in the policy, the executive officer would be entitled to receive a lump sum cash payment in an amount equal to two times his or her current annual target cash compensation, while a key employee would be entitled to receive an amount equal to his or her current annual target cash compensation. Executive officers and key employees would also be entitled to reimbursement for the payment of premiums to secure continuation coverage pursuant to Section 4980B of the Internal Revenue Code (or any successor provision thereto) under the Company’s medical, dental and other group health plans, and would be entitled to have immediately vested, as of his or her employment termination date, all Awards granted by the Company which at that time are not yet vested according to their terms. FranklinCovey does not gross-up change-in-control payments to compensate for taxes withheld.

Annual Chief Executive Officer Performance Review. Mr. Whitman has served as Chairman of the Board of Directors since June 1999 and President and Chief Executive Officer of the Company since January 2000. The Compensation Committee has identified specific criteria for evaluating Mr. Whitman’s performance to be considered in addition to the Company’s financial results. The criteria include specific leadership competencies, specific competencies related to the role of the Chief Executive Officer, and specific non-financial business objectives. The Chair of the Compensation Committee annually surveys board members and executive management and reports her findings on each objective to Mr. Whitman, the Compensation Committee and the Board of Directors.

Employment Agreements.  FranklinCovey does not have an employment agreement with any of its Named Executive Officers, including Robert A. Whitman, the President, Chief Executive Officer and Chairman of the Board.

Compensation Reviews and Benchmarking. Executive compensation is reviewed annually by the Organization and Compensation Committee supported by an external compensation consulting firm who provides market data, plan design, and other consulting services. When determining the total compensation package for Named Executive Officers, the Committee considers the recommendations from the Chairman and CEO regarding total compensation for those executives who report directly to him.

Consistent with FranklinCovey’s overall compensation strategy, executive compensation (base pay + annual incentive + long-term incentive compensation + benefits) is targeted at the median of a general industry peer group comprised of companies similar in size and/or revenues to FranklinCovey. When warranted by performance and/or value creation that exceed the target, executives have the potential to receive additional performance-based compensation. Under these circumstances, total compensation may be greater than the median.

Section 162(m) Implications for Executive Compensation. The Committee is responsible to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which makes certain “non-performance-based” compensation to certain executives of the Company in excess of $1,000,000 non-deductible to the Company. To qualify as “performance-based” under Section 162(m), compensation payments must be determined pursuant to a plan, by a committee of at least two “outside” directors (as defined in the regulations promulgated under the Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the outside directors or the Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded.

The Committee will continue to examine the effects of Section 162(m), to monitor the level of compensation paid to the Company's executive officers and take appropriate action in response to the provisions of Section 162(m) to the extent practicable while maintaining competitive compensation practices.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Fiscal 2006 Compensation Program. In fiscal 2006, the Compensation Committee worked with its independent consultant and outside legal counsel to further align the compensation program with the executive compensation philosophy and the changing competitive marketplace.

Taking into account emerging financial accounting changes, the evolving expectations of shareholders, market trends and improved Company performance, the Compensation Committee introduced the FranklinCovey Long-Term Incentive Program (LTIP) designed to reward specific improvements in revenue growth and Operating Income over a three-year period through the use of Performance Share awards.

In addition to assessing the long-term component, the Compensation Committee also reviewed the salary and annual incentive program for the executive officers. The Compensation Committee found the program to be generally well-aligned with market practice.

The Company’s financial performance continued to become more closely aligned with the Company’s target business model during fiscal 2006. Annual cash incentives were paid to the management team at rates that reflect individual and business unit or corporate performance against pre-determined goals, as follows:

Executive	Target Annual Incentive at 100% of Goal ($)(1)	Actual Performance Against Individual Goals (%)(2)	Actual Performance Against Financial Goals (%)(3)	Total Fiscal Year 2006 Incentive Received ($)(4)
Robert A. Whitman	500,000	97.33	77.00	415,500
Robert William Bennett, Jr.	175,000	90.00	69.00	105,149
Sarah Merz	175,000	100.00	122.00	262,500
Stephen D. Young	125,000	100.00	77.00	104,875

(1)	If actual results are greater than 100% of goal, the executive may receive an accelerator of up to an additional 50% of the targeted amount.
(2)	Thirty percent of each executive’s total annual incentive is based on completing objectives established between the executive and the CEO or between the CEO and the Board of Directors.
(3)
Seventy percent of each executive’s total annual incentive is based on achieving specific Operating EBITDA or Operating Income results. Mr. Bennett and Ms. Merz receive this portion of their annual incentive based on their respective business unit’s overall Operating EBITDA results. Mr. Whitman and Mr. Young are compensated based on the entire company’s Operating Income results.

(4)	The total incentive receive includes the accelerator, if applicable.

The cost of the annual incentive plan is included in the calculation of performance levels.

Mr. Whitman’s Compensation.

Cash Compensation. For fiscal year 2007, the Compensation Committee agreed to continue Mr. Whitman’s base salary at $500,000. His target annual incentive for achieving predetermined Company financial and operation goals will also remain at $500,000.

Stock Awards. The Compensation Committee decided to use Performance Share awards as part of its long-term incentive plan. The Performance Shares would be awarded to Mr. Whitman and other executive officers with a three-year vesting period. The number of shares shall be determined based upon the performance of the Company during the three following fiscal years. The Board has established the matrix of business performance and financial objectives, including a combination of revenue growth and operating margin, that will determine the number of shares that will be awarded at the end of the three-year term.

The Compensation Committee has decided to continue the use of Performance Share awards as a part of its long-term incentive plan for fiscal 2007. The Board has granted a target number of performance shares of 429,312 and established the matrix of business performance and financial objectives for the three fiscal years beginning in fiscal 2007 that will determine the number of shares that will be awarded at the end of the three-year term. The business performance and financial objectives include a combination of revenue growth and operating profits.

Life Insurance and Long Term Disability Benefits. The Company procured, at its expense, a portable 20-year level term life insurance policy on Mr. Whitman’s life with a death benefit of $2,500,000. The Company also provides Mr. Whitman with sufficient funds to enable him to procure long term disability insurance which, combined with the Company’s current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2007 target cash compensation.

Mr. Whitman’s Fiscal 2006 Compensation. The Compensation Committee continued Mr. Whitman’s base salary at the previous annual rate of $500,000 in fiscal 2006. Mr. Whitman was also entitled to receive a performance bonus of $415,500 based on the Company’s results compared to the performance objectives determined by the Compensation Committee. As a result of the Company’s financial performance and achieving performance lower than the targeted goals in fiscal 2006, Mr. Whitman received 83.1 percent of his targeted annual incentive of $500,000.

Stock Program. As of August 31, 2006, executive officers held incentive stock options to purchase an aggregate of 1,737,000 shares of Common Stock granted under the direction of the Compensation Committee pursuant to the Incentive Plan since its inception in 1992 and the Non-Qualified Executive Stock Option Plan of 2000. Of those options, 1,712,000 were exercisable as of the end of fiscal 2006.

The Incentive plan provides multiple vehicles for making equity awards to executive officers, including performance shares, incentive stock options, non-qualified stock options, stock appreciation rights and restricted share awards.

Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. These include (i) the Company’s cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (“the Code”); (ii) the Company’s 401k plan, pursuant to which the Company makes matching contributions; and (iii) the Company’s Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

Perquisites. Keeping with the spirit of partnership at FranklinCovey, Named Executive Officers do not receive perquisites that are not available to the general employee population.

For fiscal year 2007, the Organization and Compensation Committee proposed that no changes be made to the overall compensation program.

Respectfully submitted,

E. Kay Stepp, Chairperson
Robert H. Daines
Dennis G. Heiner

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. The Company is not aware of any Compensation Committee interlocks.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder return indexed to August 31, 2001, calculated on a dividend reinvested basis, for the five fiscal years ended August 31, 2006, for the Common Stock, the S&P SmallCap 600 Index and the S&P Diversified Commercial Services Index. The Company was previously included in the S&P 600 SmallCap Index and was assigned to the S&P Diversified Commercial and Professional Services Index within the S&P 600 SmallCap Index. The Company believes that if it were included in an index it would be included in the indices where it was previously listed. The Diversified Commercial Services Index consists of 18 companies similar in size and nature to Franklin Covey. The Company is no longer a part of the S&P 600 SmallCap Index but believes that the S&P 600 SmallCap Index and the Diversified Commercial Services Index continues to provide appropriate benchmarks with which to compare the Company’s stock performance.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 24, 2006, with respect to the beneficial ownership of shares of Common Stock and Series A Preferred Stock by each person known by the Company to be the beneficial owner of more than five percent of Common Stock or Series A Preferred Stock, by each director, by the Named Executive Officers and by all directors and officers as a group. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of November 24, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 20,109,886 shares of Common Stock and 1,493,776 shares of Series A Preferred Stock outstanding as of November 24, 2006. There are no shares of Series B Preferred Stock outstanding. The shares of Series A Preferred Stock are entitled to two votes for each whole share on all matters on which the Common Stock and Series A Preferred Stock vote as a single class.

	Beneficial Ownership as of November 24, 2006
	Number of Preferred Shares	Percentage of Class	Number of Common Shares	Percentage of Class

Donald J. McNamara (3)(4) c/o Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331	1,375,039	92.1%	7,249,138	27.2%
Knowledge Capital Investment Group (1)(2) 3232 McKinney Ave, Dallas, Texas 75204	1,375,039	92.1%	6,928,404	26.6%
Robert A. Whitman (7)(9) c/o Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331			2,329,210	10.7%
Dimensional Fund Advisors, Inc. (6) 1299 Ocean Avenue Santa Monica, California 90401			1,225,195	6.1%
Stephen R. Covey (4) c/o Franklin Covey Co. 2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331			1,046,384	5.2%
Dennis R. Webb (4)(5) 2626 Hillsden Drive Holladay, Utah 84117			1,015,712	5.1%
Joel C. Peterson			203,049	1.0%
Robert W. Bennett, Jr. (7)(9)			130,294	*	%
Sarah Merz (7)(9)			116,873	*	%
Dennis G. Heiner			108,757	*	%
Stephen D. Young (7)(9)			104,312	*	%
Robert H. Daines (8)			45,132	*	%
E. Kay Stepp			33,909	*	%
Clayton M. Christensen			30,457	*	%
E. J. “Jake” Garn			20,457	*	%
All directors and executive officers as a group (7)(9)(12 persons)	1,375,039	92.1%	11,417,972	41.1%

* Less than 1%.

(1)
Each share of Series A Preferred Stock is entitled to two votes for each whole share on all matters in which the Series A Preferred Stock and Common stock vote as a single class. As a result, in addition to the shares of Common Stock listed in the beneficial ownership table, Knowledge Capital’s ownership of its Series A Preferred Stock entitles it to 2,750,078 votes on matters in which the Series A Preferred Stock and Common Stock vote as a single class.

(2)	The Common Stock shares indicated for Knowledge Capital include 5,913,402 warrants. The warrants are exercisable into a share of Common Stock at $8.00 each.
(3)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock and the Series A Preferred Stock and the warrants of Common Stock held by Knowledge Capital. Mr. McNamara disclaims beneficial ownership of the Common Stock and the Series A Preferred Stock held by Knowledge Capital.

(4)
The share amounts indicated include those for Dennis R. Webb, by Dennis R. Webb as trustee of The Lighthouse Foundation with respect to 52,000 shares; those indicated for Stephen R. Covey by SRSMC Properties LLC with respect to 40,000 shares; those indicated for Stephen R. Covey by SANSTEP Properties, L.C. with respect to 1,006,384 shares; and those indicated by Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares. Mr. Webb and Mr. McNamara are the respective trustees of their foundations, having sole voting and dispositive control of all shares held by the respective foundations, and may be deemed to have beneficial ownership of such shares. Mr. Covey, as co-manager of SRSMC Properties LLC and SANSTEP Properties, L.C., has shared voting and dispositive control over the shares held by those entities and may be deemed to have beneficial ownership of such shares.

(5)	Of the share amount indicated as beneficially owned by Dennis R. Webb, 18,000 shares are subject to options granted to a former employee of the Company.
(6)	Dimensional Fund Advisors’ information is provided as of September 30, 2006, the filing of its last 13F report.
(7)
The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Robert W. Bennett, Jr., 50,000 shares; Sarah Merz, 37,500 shares; Stephen D. Young, 35,000 shares; Robert A. Whitman, 1,602,000 shares and all executive officers and directors as a group, 1,724,500 shares.

(8)	The share amounts indicated for Robert H. Daines include 5,000 shares owned by Tahoe Investments, L.L.C., of which Mr. Daines is a member.
(9)
The share amounts indicated include Restricted Stock Awards currently not vested held by the following persons in the following amounts: Robert W. Bennett, Jr., 26,250 shares; Sarah Merz, 26,250 shares; Robert A. Whitman, 112,500 shares; Stephen D. Young, 23,625 shares; and all officers and directors as a group, 188,625 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Common Stock, to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock. Executive officers, directors and holders of more than 10 percent of the Common Stock are required by Commission regulations to furnish the Company with copies of all such reports they file. Based upon a review of the copies of such forms received by the Company and information furnished by the persons named above, the Company believes that all reports were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stephen R. Covey, who is Vice Chairman of the Board of Directors, receives book royalties and has a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 80 percent of the net proceeds from personal speaking engagements, which resulted in a payment of $1.7 million to Dr. Covey for the fiscal year ended August 31, 2006.

Donald J. McNamara, a director of the Company as a designee of Knowledge Capital pursuant to its contract rights, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, the holder of 92 percent of the Company’s outstanding Series A Preferred Stock, and of Hampstead Interests, LP, a Texas limited partnership. On March 8, 2005, the Company and Hampstead Interests, LP entered into an Amended and Restated Monitoring Agreement that provides for payment of a monitoring fee to Hampstead Interests, LP for assisting the Company in strategic planning, including acquisitions, divestitures, new development and financing matters. The agreement continues so long as Knowledge Capital owns more than 880,000 shares of Series A Preferred Stock (as adjusted for stock splits, stock dividends and similar events). In conjunction with the recapitalization of the Company’s Series A Preferred Stock completed in March 2005, the monitoring fee has been and will continue to be reduced by redemptions made of outstanding shares of the Series A Preferred Stock held by Knowledge Capital. The Company paid $0.2 million to Hampstead Interests, LP during the fiscal year ended August 31, 2006, pursuant to the Amended and Restated Monitoring Agreement.

Robert A. Whitman, Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owns a partnership interest of Knowledge Capital.

Each transaction described above was entered into pursuant to arm’s length negotiations with the party involved and was approved by disinterested majorities of the Board of Directors or the Compensation Committee of the Board.

PROPOSAL II

TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the firm of KPMG to audit the financial statements of the Company for the fiscal year ending August 31, 2007, and is seeking the ratification of that choice by the shareholders of the Company. However, the Audit Committee is responsible for the selection and ongoing oversight of the auditors and has the authority to replace KPMG as the auditors for the 2007 fiscal year, if it deems it appropriate to do so. Any such change subsequent to the annual meeting will not be submitted to the shareholders for ratification. The Board of Directors anticipates that one or more representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees paid or accrued by the Company for audit and other services provided by KPMG for fiscal years 2006 and 2005:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,805,697	$684,436
Audit-Related Fees (2)	-	3,655
Tax Fees (3)	37,334	42,820
All Other Fees	-	-
	$1,843,031	$730,911

(1)
Audit Fees represent fees and expenses for professional services provided in connection with the audit of the Company’s consolidated financial statements and management’s assessment of internal control over financial reporting found in the Annual Report on Form 10-K and reviews of the Company’s financial statements contained in the Quarterly Reports on Form 10-Q, procedures related to registration statements, and accounting consultations on actual transactions.

(2)	Audit-Related Fees primarily consisted of fees and expenses for the Company’s employee benefit plan audits and accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.
The Audit Committee pre-approves all services to be performed by the Company’s independent registered public accountants and subsequently reviews the actual fees and expenses paid to KPMG. All the audit-related and non-audit services provided by KPMG during fiscal 2006 and fiscal 2005 were pre-approved by the Audit Committee. The Audit Committee has determined that the fees paid to KPMG for non-audit services are compatible with maintaining KPMG’s independence as the Company’s independent registered public accountants.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed and reviewed with the independent registered public accountants all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ work.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2006, and met with and discussed such financial statements with management and the independent registered public accountants.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of KPMG.

Date: November 10, 2006
                                                            E. J. “Jake” Garn, Chairperson
                                                            Robert H. Daines
                                                            Joel C. Peterson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2007.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar year 2008 must be received by the Company, at the Company’s executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 17, 2007, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2008 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2007. Such proposals must also comply with the requirements as to form and substance established by the Commission if such proposals are to be included in the Company’s proxy statement and form of proxy.

Pursuant to rules adopted by the Commission, if a shareholder intends to propose any matter for a vote at the Company's annual meeting of shareholders to be held in calendar year 2008 but fails to notify the Company of that intention prior to October 31, 2007, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2008 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2007.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company’s 2006 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119—2331, Attn: Mr. Richard Putnam.

You should rely only on the information contained in this Proxy Statement. The Company has not authorized anyone to provide you with information different from that contained in this Proxy Statement. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

FRANKLIN COVEY CO.

The undersigned hereby appoints Richard R. Putnam _________ proxies, with full power of substitution, to vote, as designated below, all shares of Common Stock and Series A Preferred Stock of Franklin Covey Co. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company ("Annual Meeting") to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 19, 2007, at 8:30 a.m., local time, or any adjournment(s) thereof. This proxy is solicited on behalf of the Board of Directors of the Company. If no instructions are specified, this proxy will be voted “FOR” all proposals in accordance with the recommendation of the board of directors.

1. Election of three directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2009 and until their respective successors shall be duly elected and shall qualify;

FOR	☐ all nominees
WITHHOLD AUTHORITY	☐ all nominees
FOR	☐ all nominees, except WITHHOLD AUTHORITY for the nominees(s) whose names are lined out below: Nominees: Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman

    2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2007;

FOR ☐	AGAINST ☐	WITHHOLD AUTHORITY ☐

3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

FOR ☐	AGAINST ☐	WITHHOLD AUTHORITY ☐

The Board of Directors unanimously recommends that the shareholders vote "FOR" all proposals. To vote in accordance with the Board of Directors' recommendations, sign below. The "FOR" boxes may, but need not, be checked. To vote against any proposal or to abstain from voting on any proposal, check the appropriate box above.

PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY TO:

Richard Putnam
Franklin Covey Co.	Dated:
2200 West Parkway Boulevard	Signature
Salt Lake City, Utah 84119-2331	Signature (if held jointly)

APPENDIX A

Audit Committee Charter
First Amended Duties and Responsibilities of the
Audit Committee
Adopted November 12, 2004

Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Franklin Covey Co. (the “Company”), at the direction of the Board, oversees the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee focuses on, among other things, the qualitative aspects of the Company’s (a) financial statements, (b) processes to manage business and financial risk, (c) internal audit procedures and performance of the independent auditor, and (d) compliance with legal, ethical, and regulatory requirements. The Committee appoints, determines compensation for, and oversees the independent auditor engaged to prepare or issue audit reports on the financial statements of the Company. The Committee prepares all Committee reports required pursuant to the Securities and Exchange Commission’s (“SEC”) rules and regulations.

Membership

The Committee shall consist of at least three members appointed by the Board who shall serve until their successors are appointed and qualify. Each member shall be an independent director who is knowledgeable in financial and auditing matters, with at least one member who has expertise in accounting or related financial management. A member shall be deemed “independent” if he or she satisfies the requirements of the New York Stock Exchange (NYSE) and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 (the “Act”). The chairperson of the Committee (the “Chairperson”) shall be appointed by the Board pursuant to its bylaws.

Communications/Reporting

The independent auditor shall report directly to the Committee. The Committee shall have unrestricted communication with the independent auditor and the Company’s internal auditors and management. The Committee shall meet privately with each of these parties at least annually. The chairperson shall report on Committee activities to the Board at each Board meeting.

 Education

The Company shall keep the Committee informed, including providing such educational resources as the Committee or any of its members deems necessary and appropriate, as to accounting principles and procedures, laws, regulations and policies regarding financial reporting and any other accounting topics applicable to the Company.

Authority

The Committee has the authority, without Board approval, to investigate any matter it deems reasonably appropriate, and may, at the Company’s expense, retain outside counsel or other experts for this purpose.

Responsibilities

The Audit Committee Responsibilities Checklist set forth below (“Checklist”) identifies the specific responsibilities of the Committee. The Checklist will be updated as needed, but at least annually, to reflect changes in regulatory requirements, authoritative guidance, and generally accepted audit committee practices. Each Checklist, when amended, will be deemed an addendum to this Charter.

The Committee may rely on the representations of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Company’s management is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles and are filed in compliance with applicable laws and regulations. The independent auditor is responsible for auditing the Company’s financial statements. The Committee is not responsible for scheduling or conducting audits, determining the accuracy of the Company’s financial statements, conducting investigations, or assuring the Company’s compliance with laws and regulations or internal policies and procedures.

“Whistleblowing” Procedure

In order to enable employees of the Company and any other individuals to submit to the Committee, on a confidential and anonymous basis, any concerns regarding questionable accounting or auditing matters, the Committee shall, in addition to other measures it deems appropriate, post on the Company’s general employment information bulletin boards and on the Company’s Internet site, in a conspicuous location, a toll-free telephone number and an email address to contact the Committee, with a notice that any individual having concerns regarding questionable accounting or auditing matters may communicate his or her concerns to the Committee. The Committee shall investigate the matter, in such manner and involving such additional persons as it deems necessary, in every such instance taking such steps as are reasonable and appropriate to preserve the anonymity of the informant and the confidentiality of the informant’s communication.

Policy for Pre-Approval of Audit and Non-Audit Services Provided by External Audit Firm

The Committee shall meet with management and the independent auditor to review and approve, before any such services may be rendered by the independent auditor firm to the Company or to or for the benefit of an officer or director of the Company, (i) auditing services, which include providing comfort letters in connection with securities underwritings, and (ii) any non-audit services.

FRANKLIN COVEY
AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

General

❐	Perform all functions required by law, the Company's charter or bylaws, or as requested by the Board.
❐	Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including matters brought to the Committee’s attention by “whistleblowers”.
❐
Establish unrestricted communication between the internal auditors, the independent auditor, Company management and the Board.  Report Committee actions to the Board with any recommendations the Committee deems appropriate.

❐	Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years.
❐	Develop clear hiring policies for employees or former employees of the independent auditor, and review and approve the appointment or change in the internal auditors.
❐
Appoint, approve the compensation of, and oversee the independent auditor. (The independent auditor’s lead partner must be rotated every five years pursuant to the Sarbanes-Oxley Act. The Committee should consider a rotation of the independent auditor to assure continued independence.)

❐	Review the independent auditor’s non-audit services and related fees to determine if such would be prohibited under the Sarbanes-Oxley Act.
❐
Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not a normal part of the Company’s business.

❐	Meet with the independent auditor in executive session to discuss any matters that the Committee or the independent auditor believe should be discussed privately with the Committee.
❐	Meet with management in executive sessions to discuss any matters that the Committee or management believe should be discussed privately with the Committee.
❐	Meet with the internal auditors in executive sessions to discuss any matters that the Committee or the internal auditors believe should be discussed privately with the Committee.
❐
Interview Company management, internal auditors and the independent auditor regarding any significant risks or exposures and assess the steps Company management has taken to minimize any risks or exposures.

❐
Review, approve and modify, if necessary, the Company’s policies relating to appropriate codes of conduct with Company’s management and General Counsel the adequacy of and compliance with such policies.

❐	Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.
❐	Review the Company’s policies and procedures regarding executive management expense accounts.
❐	Review the Committee’s charter to determine compliance with current NYSE and SEC rules and regulations and the Sarbanes-Oxley Act.
❐	Review all proposed related-party transactions and make recommendation to the Board to approve or disapprove of each proposed transaction.
❐	Review with Company management any significant changes to GAAP and/or MAP policies or standards.
❐	Review all proposed related-party transactions and make recommendation to the Board to approve or disapprove of each proposed transaction.

FRANKLIN COVEY
AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

Annually or More Frequently As Needed

❐	Review with Company management and the independent auditor at the completion of the annual audit:

❐	The Company's annual financial statements and related footnotes.
❐	The independent auditor’s audit of the financial statements and its report thereon, which must sufficiently detail:

❐	The independent auditor’s internal quality control procedures;
❐	Any material issues raised internally or by any regulatory agency regarding the independent auditor’s quality control procedures and the steps taken to correct any deficiencies; and
❐	All relationships between the independent auditor and the Company.

❐	Any significant changes required in the independent auditor’s audit plan.
❐	Any serious difficulties or disputes with management encountered during the course of the audit.
❐	Any accounting adjustments noted by the independent auditor but deemed immaterial by management.
❐
Any communications between the audit team and its national office regarding the Company and the independent auditor’s engagement, including any management letter issued by the independent auditor to the Company.

❐	Other matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards.

❐	Review with Company management, independent auditor and the internal auditors:

❐	Significant findings during the year and management’s responses thereto, including an analysis of the effects of alternative GAAP methods on the financial statements.
❐	Any significant changes in the Company’s selection or application of accounting principles.
❐	The adequacy of the Company’s internal controls and any steps taken to correct any deficiencies.
❐	The effect, if any, of regulatory and accounting initiatives and off-balance sheet structures.
❐	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.
❐	Any changes required in planned scope of their audit plan.

❐	Consider and review with the independent auditor and the internal auditors:

❐	The adequacy of the Company's internal controls including computerized information system controls and security.
❐	Any related significant findings and recommendations of the independent public accountants and internal auditors together with management's responses thereto.

❐	Confirm the independence of the independent auditor.
❐
Provide a report for inclusion in the Company’s annual proxy that details the Committee’s review and discussion of matters with management and the independent auditor. The report should include a description of any non-audit services provided by the independent auditor to the Company.

❐	Review and update the Audit Committee Responsibilities Checklist at least annually.
❐	Review with Company management and the independent auditor at least annually the Company’s critical accounting policies.
❐
Review with the internal auditors, the independent auditor and Company management the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed auditors of the Company.

❐	Confirm each Committee member is financially literate, with at least one member who has financial expertise.
❐	Confirm the independence of each Committee member based on NASD and other applicable rules.
❐	Review the Committee’s own performance.

FRANKLIN COVEY
AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

Quarterly

❐
Meet four times per year or more frequently as circumstances require. The Committee may require the attendance of the Company’s management or others to attend any Committee meeting and to provide requested information.

❐	Prepare an agenda for each Committee meeting with input from the Chairperson, Company management, and the independent auditor.
❐	Review the periodic reports of the Company with management, the internal auditors and the independent auditor prior to filing of the reports with the SEC.
❐	In connection with each periodic report of the Company, review:

❐	Management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act.
❐	The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.

❐
Review filings (including interim reporting) with the SEC and other published documents containing the Company’s financial statements and confirm the information contained in these documents is consistent with the information contained in the financial statements before it is filed with the SEC or other regulators.

❐
The Chairperson shall participate in a telephonic meeting among Company management and the independent auditor prior to earnings releases to review use of “pro forma” or “adjusted” non-GAAP information and the types of information to be disclosed and presentation to be made.

❐	Discuss earnings press releases, as well as the types of financial information and earnings guidance that are given to analysts and rating agencies.